Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 19, 2023	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Second Quarter 2023 Earnings”

	OMEGA FLEX, INC. (OFLX)
	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022

Net Sales	$55,822,000	$63,041,000	$25,835,000	$31,748,000

Net Income attributable to Omega Flex, Inc.	$10,298,000	$10,901,000	$4,556,000	$5,450,000

Earnings Per Share – Basic and Diluted	$1.02	$1.08	$0.45	$0.54

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Kevin R. Hoben, Chairman and CEO, announced that the Company’s Net Sales for the first six months of 2023 and 2022 were $55,822,000 and $63,041,000, respectively, decreasing $7,219,000 or 11.5%. Net Sales for the three months ended June 30, 2023 were 18.6% lower than the second quarter of 2022.

The Company’s Net Income through June 2023 was $10,298,000 compared to $10,901,000 through the first six months of 2022, decreasing $603,000 or 5.5%. Income for the second quarter of 2023 was 16.4% below the same period in 2022.

In contrast to the first six months of last year, the current six month and quarterly results were impacted by lower sales unit volumes as a result of the overall market being suppressed because of, among other factors, a decline in housing starts. The impact of the lower sales unit volumes is mitigated by lower product liability reserves and expenses, reduced incentive compensation to align with the changes in the executive management team, and higher interest income.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this press release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this press release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.